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                              EMPLOYMENT AGREEMENT


         This Agreement hereinafter called "the Agreement" is made and entered into by and between Canisco Resources, Inc. ("the Company"), a Delaware corporation, of 300 Delaware Avenue, Wilmington, Delaware, 19801 and Michael J. Olson, ("the Executive") of 1500 Madrone Avenue, Williamstown, New Jersey 08094.

                                       1.

                     EMPLOYMENT AND DUTIES OF THE EXECUTIVE

         The Company hereby continues the employment of the Executive and the Executive does hereby accept such employment as an executive of the Company and agrees to perform the duties reasonably required by him by the Board of Directors of the Company to the best of his ability. The services required of the Executive shall be substantially the same as the services required of the Executive by the Company prior to the Agreement. The Executive shall not be required to relocate the Executive's residence without agreement between the Executive and the Company. However, the Company may require the Executive to provide such services in other geographical areas of the United States, provided that the time and extent of such services shall not render the Executive's travel and absence from his residence unreasonably burdensome. The Executive shall devote his entire time, attention and energies to the business of the company and its affiliates and shall not enter into the service of, or be employed in any capacity or for any purpose whatsoever by any other person, firm or corporation other than the Company and its affiliates or engage in industrial, marine or commercial painting business as more particularly provided in Article 4 hereof, without the express prior written consent of the Company, it being the intention of the Company and the Executive that this employment represents a full-time duty and responsibility. The expenditure of


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a reasonable amount of time for personal, outside business and charitable activities do not materially interfere with the services required to be rendered to the Company hereunder. The making of personal investments and the conduct of private business affairs shall not be prohibited hereunder.

                                       2.

                              TERM AND TERMINATION

A. The terms of the Agreement shall commence upon the effective date of this document and shall terminate on the earlier to occur of the Executive's death or on the happening of the following events:

         1) Not less than twelve (12) months from the time the Company gives notice in writing of termination.

         2) Not less than twelve (12) months from the time the Executive shall give notice of termination in writing to the Company.

         3) Whenever the Company or the Executive shall mutually agree in writing to a termination when the period of notice may be altered or waived by mutual consent.

         4) In the event that the Executive neglects, refuses or fails faithfully and diligently to render services to the extent and in the manner herein provided or otherwise commits a breach of the Agreement other than by reason of his physical or mental disability or death and provided further that the Executive shall have had fifteen (15) days prior notice and opportunity to cure and has failed to cure such breach within the aforesaid fifteen (15) day period in the reasonable judgement of the Board of Directors of the Company.

         5)       Embezzlement or gross malfeasance.


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                                       3.

                                  COMPENSATION

A. As full compensation for the services to be rendered by the Executive hereunder, including but not limited to, and as consideration for the observance of the provisions of Article 4 hereof, the Company shall pay the Executive and the Executive shall accept, a salary and bonus pursuant to the terms of Schedule A attached hereto. In the event that the Executive's employment shall be terminated by death or for any reason provided in Article 2 (1), (2) or (3) hereof, the Company shall only be obligated to pay the Executive or his legal representative, as the case may be, any unpaid portion of his salary or bonus at the rate herein provided, which would have been earned had the Executive remained in the employment of the Company until the end of the calendar month in which such termination occurs. In addition, the Executive shall be entitled to other compensation and/or benefits as provided for in Article 3, C. and D. of this Agreement. In the event that the Executive's employment shall be terminated by virtue of Article 2 (4) or (5) the Company shall not be obliged to pay the Executive any part of the bonus earned in the accounting period or any bonus earned, but unpaid, in respect of the prior accounting period.

B. In the event that the Executive is unable to render services to the extent and in the manner provided herein as a result of physical or mental disability for a period of ninety (90) consecutive days, the Company shall pay the Executive his full salary for such period, and shall in addition pay the Executive as bonus an amount equal to that proportion of the bonus calculated as payable to the Executive for the whole accounting period as that portion of the


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         accounting period ending ninety (90) consecutive days after the commencement date of such disability bears to the whole accounting period.

C. The company shall purchase at its expense for the benefit of the Executive disability income insurance in face amount sufficient to provide monthly payments to the Executive in an amount equal to sixty percent (60%) of the Executive's monthly salary per month for the period commencing the first day succeeding ninety (90) consecutive days from the commencement of such disability as determined pursuant to the terms of Article 3, B. hereof and ending upon the earlier of the Executive's death or 65th birthday. Failure of the Company to purchase said insurance will not waive the Company's obligation to provide such benefit.

D. The Company shall make available to the Executive on a full-time basis, an automobile for use in connection with the Company's business and shall reimburse the Executive for all ordinary and necessary expense in connection with such use. Participation in group life, major medical, and other employee benefit plans, vacations and other provisions of the Executive's employment not herein specifically provided for, shall be consistent with the benefits provided the Executive prior to this Agreement.

                                       4.

                            COMPETITIVE RESTRICTIONS

A. In order to render effective the Agreement of the Executive relating to the Company or any affiliated company's trade secrets, and as consideration for the execution of the Agreement by the Company, the Executive agrees that he will not, during the term of his employment


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         with the Company and for a period of one (1) year hereafter: (a) for himself, or as stockholder, director, officer, partner, agent, consultant or employee of any other person, firm or corporation, render any services in connection with any business which is engaged in industrial, marine or commercial painting and related contracting services to or for any customer of the company or any affiliated company for which any such company performed services during the twelve
         (12) months preceding the termination of the Agreement, or (b) solicit or assist others in soliciting any employee of the Company or any of its affiliates or subsidiaries to terminate their employment with the Company or any of its affiliates or subsidiaries.

         The foregoing limitations shall not prohibit the Executive from owning stock in any publicly owned corporation so long as such ownership is not coupled with the rendition of services described in the preceding sentence. In the event that the provisions of this paragraph should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable laws, the Executive and the Company agree that such provisions shall be and are hereby modified to the maximum time, geographical or occupational limitations permitted by the applicable laws.

B. The Executive agrees that he will not, during or after the term of this Agreement, use or disclose to any person, firm, company, partnership, business trust, individual or other business entity any trade secrets or proprietary information concerning the Company's or any of its affiliates' products, services, business, proposed products and services, marketing strategy and research and development activities; except that nothing herein shall be construed to prohibit him from using or disclosing such information if it shall become public


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         knowledge other than by or as a result of disclosure by a person not having a right to make such disclosures and complying with legal process.

C. The Executive agrees that all memoranda, notes, records, charts, formulae and other documents made, compiled or received, held or used by the Executive while employed by the Company concerning any phase of the Company's or any affiliated company's business or its trade secrets, shall be the Company's property and shall be delivered by the Executive to the Company on the termination of the Agreement or at an earlier time upon request of the Company.

D. The Executive agrees promptly to disclose in writing to the company any invention or discovery made by him during his employment, whether during or after working hours, which relates to any matter or product dealt in by the Company or any of its affiliates or related in any manner to the Company's or any of its affiliates' business, and such inventions and discoveries shall be the Company's or such affiliates' sole property. Upon the Company's request, whether during or after the term of his employment, the Executive shall execute and assign to the Company or one or more of its affiliates all applications for copyrights and letters patent of the United States and such foreign countries as the Company may designate, and shall deem necessary to vest in the Company or such affiliates the sole ownership of all exclusive rights in and to such inventions and discoveries, as well as the copyrights and/or patents. If services in connection with application for copyrights and/or patents are performed by or at the Company's request after the termination of his employment, the Company shall pay him reasonable compensation for such services rendered after termination of this Agreement.


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E.       The Executive agrees that his violation of any of the provisions of this Agreement shall cause immediate and irreparable harm to the Company and, in such event, (i) any Incentive Payment which is otherwise payable to the Executive pursuant to the terms of this Agreement shall immediately be forfeited, and (ii) an injunction restraining the Executive from such violation may be entered against him in addition to any other relief available to the Company. In the event an injunction is issued against any such conduct by the Executive, the period referred to in Paragraph 4, A. of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) year from the date a final judgement enforcing such provisions is entered and the time for appeal has lapsed.

F. In addition to all other remedies at law or in equity which the Company will or may have for the breach of this covenant by the Executive, the Company shall have in the event of any breach or attempted or threatened breach of this covenant, the right to obtain an injunction against the Executive prohibiting such breach or such attempted or threatened breach, merely by proving the existence of such breach and without the necessity of proving either inadequacy of legal remedies or irreparable harm.

                                       5.

                                  MISCELLANEOUS

A. In any provision of the Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality or enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired and (ii) to the fullest extent


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         possible, the provisions of the Agreement shall be construed as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

B. No supplement, modification or amendment of the Agreement shall be binding unless executed in writing by the Company and Executive. No waiver of any of the provisions of the Agreement or action by either party shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver.

C. Any requests, notices or other communications given or required to be given under this Agreement shall be in writing and service thereof shall be sufficient if sent by hand, by certified or registered mail, return receipt requested, with postage prepaid, or by telegram, facsimile transmission or other similar means of communication by mail as aforesaid to Michael J. Olson at 1500 Madrone Avenue, Williamstown, New Jersey 08094 and to the Company at 300 Delaware Avenue, Wilmington, Delaware 19801.

         Each party may, by like notice, designate a different address to which notices should thereafter be sent. Unless the Agreement shall otherwise provide, any notice given in accordance with this Paragraph shall be deemed to have been given when received.

D. Except as otherwise provided for, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by the Executive.

E. This Agreement constitutes the entire Agreement of the Company and the Executive as to the subject matter hereof, superseding all prior written or prior or contemporaneous oral


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         understandings or agreements and may not be modified or amended except by writing designated as a modification which specifically refers to this Agreement and is signed by both parties hereto. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or amount for more than one such counterpart.

F. The parties acknowledge that the Change of Control Senior Executive Severance Agreement has been executed simultaneously herewith. In the event the Executive is terminated and compensated pursuant to the Change of Control Agreement, the terms and conditions of this Employment Agreement shall be null and void, including but not limited to the restrictive covenants contained herein.

G. The parties hereto agree that the Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date written below.

                                      Canisco Resources, Inc.


                                      By: /s/ W. Larrence
                                         ------------------------------
                                               Chairman
                                               Compensation Committee

                                      Date: 11/15/96
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                                      By: /s/ Michael J. Olson
                                         ------------------------------
                                               Michael J. Olson
                                               "Executive"

                                      Date: 1/23/97
                                           ----------------------------


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